Exhibit 99.1

Garmin Reports Solid First Quarter 2015 Margins and Operating Results

Schaffhausen, Switzerland / April 29, 2015/ Business Wire

Garmin Ltd. (Nasdaq: GRMN – News) today announced results for the quarter ended March 28, 2015.

Highlights in the quarter include:

•	Total revenue of $585 million in the first quarter of 2015 with fitness, outdoor, aviation and marine delivering 63% of total revenue and collectively growing 9% over the year ago quarter

•	The relative strength of the US Dollar compared to other major currencies negatively impacted revenue by approximately $38 million, or 7%, in the first quarter of 2015

•	Gross margin improved from the prior year to 59% while operating margin remained strong at 19%

•	Pro forma EPS of $0.55 for first quarter 2015, consistent with the prior year

•	Launched vívofit™ 2, vívoactive™, and fēnix® 3, highlighting our continued commitment to a broad product portfolio in the rapidly growing wearables category

(in thousands,	13-Weeks Ended
except per share data)	March 28,	March 29,	Yr over Yr
	2015	2014	Change
Net sales	$585,394	$583,221	0%
Auto	216,126	242,952	-11%
Fitness	130,994	100,288	31%
Outdoor	75,915	83,985	-10%
Aviation	98,062	95,994	2%
Marine	64,297	60,002	7%

Gross profit %	59%	57%

Operating profit %	19%	21%

GAAP diluted EPS	$0.35	$0.61	-42%
Pro forma diluted EPS (1)	$0.55	$0.55	0%

(1)	See attached tables for reconciliation of non GAAP measures including pro forma diluted EPS and free cash flow

Executive Overview from Cliff Pemble, President and Chief Executive Officer:

“We were able to deliver solid operating results and consistent pro forma EPS in the first quarter despite the negative impact of a stronger US Dollar compared to other major currencies,” said Cliff Pemble, president and chief executive officer (CEO) of Garmin Ltd.  “These results highlight our ability to capitalize on growth opportunities in the near-term while still investing in our market share position and long-term product roadmap through increased advertising and research and development expense. These investments are expected to generate ongoing growth potential in 2015 and future years.”

Fitness:

The fitness segment posted revenue growth of 31% in the quarter with contributions from activity trackers, our recently launched Forerunner® 920XT and our cycling products. Gross margin remained strong at 63% while operating margin declined to 26%, as we continued to invest in advertising and research and development to drive long-term growth opportunities. Additions to the vivo family, including vívofit 2 and vívoactive, began shipping late in the first quarter and we expect them to reach additional retail channels throughout the second quarter as the wearables opportunity continues to expand. In cycling, we recently announced Vector™ 2 and 2S – the latest pedal-based power meters - designed for easy installation and maintenance while delivering the most advanced cycling metrics. Our broad fitness portfolio has never been stronger, offering products for those just beginning their pursuit of an active lifestyle to elite athletes.

Outdoor:

The outdoor segment posted a revenue decline of 10% in the quarter, falling short of our expectations. Though revenue declined, gross and operating margins within the segment were strong at 66% and 31%, respectively. While outdoor started slowly in 2015, we do anticipate improvement in the second quarter as we are experiencing robust demand for the fēnix 3 and as we launch additional new products within the segment. In April, we announced the VIRB® X and XE which will begin to ship in the second quarter. The new VIRB action cameras focus on delivering a data-rich experience for the user with embedded sensors capturing speed, altitude, and many other metrics. The G-Metrix™ data is then seamlessly incorporated into the video utilizing our VIRB Edit software, which offers robust features and capabilities in an easy-to-use platform. This hardware and software combination, along with our enhanced mobile application featuring on-the-go mobile video creation, offer a superior user experience that we believe will help us gain momentum in the action camera market and further broaden our revenue base in the outdoor segment.

Aviation:

The aviation segment posted revenue growth of 2% in the first quarter of 2015 following a solid first quarter 2014, when revenue growth was 19% due primarily to new OEM programs. The gross margin in aviation was strong at 73% while operating margin declined to 27% due to growth in research and development to support future revenue opportunities. During the quarter, we continued to enhance our ADS-B offerings and now provide the most comprehensive line of solutions to meet pending modernization deadlines around the world. We believe this will drive improving growth in our aftermarket category. Throughout the remainder of 2015, we will be focused on final certifications with key OEM partners that represent significant market share gains in the business jet and helicopter markets.

Marine:

The marine segment posted revenue growth of 7% following significant growth of 19% in the first quarter of 2014. We expect growth to accelerate in the second quarter due to a strong backlog for recently introduced products that have proven popular with consumers. Gross margin improved year-over-year to 55% in the quarter with product mix shifting toward new products with less discounting and higher margin profiles. Operating margin also improved in the quarter generating operating income growth of 20%. We remain focused on innovation and product portfolio expansion that will generate market share gains and growing profits throughout 2015.

Auto:

The auto segment posted a revenue decline of 11% as PND sales continued to decline and the contribution of amortization of previously deferred revenue fell as expected. Gross and operating margins in the quarter were 48% and 10%, respectively. The gross margin improvement over the prior year was primarily due to reduced discounting and lower cost of materials. We recently introduced the nüvicam™, the first PND with a built-in dash cam and advanced alerts including forward collision and lane departure to improve driver awareness. This advanced product highlights the ongoing innovation that we will deliver in both aftermarket and OEM applications.

Additional Financial Information:

Total operating expenses in the quarter were $232 million, a 10% increase from the prior year. Research and development investment increased 10% with growth primarily focused on aviation and active lifestyle products in fitness and outdoor. Advertising increased 13% as we continued to invest in point-of-sale presence with key retailers, which will produce long-term revenue results, and prepared for the launch of a spring wearables advertising campaign. Selling, general and administrative expense increased by 10% driven largely by legal related expenses.

The effective tax rate in the first quarter of 2015 was 12.3% compared to 16.6% in the prior year with comparable benefits in both years related to release of reserves. The year-over-year decrease in the effective tax rate is primarily due to the expected full year income mix at the end of first quarter of 2015 as compared to a less favorable expectation at the end of first quarter of 2014.

We continued to return cash to shareholders with our quarterly dividend of approximately $92 million and our share repurchase activity which totaled $16 million in the current quarter. We have $284 million remaining in the share repurchase program authorized through December 31, 2016. We ended the quarter with cash and marketable securities of approximately $2.7 billion.

As announced in February, the Board will recommend to the shareholders for approval at the annual meeting to be held on June 5, 2015 a cash dividend in the total amount of $2.04 per share (subject to possible adjustment based on the total amount of the dividend in Swiss Francs) payable in quarterly installments.

2015 Guidance:

We are maintaining the guidance issued in February of approximately $2.9 billion of revenue and approximately $3.10 of pro forma EPS as our performance thus far is consistent with our expectations.

Webcast Information/Forward-Looking Statements:

The information for Garmin Ltd.’s earnings call is as follows:

When:	Wednesday, April 29, 2015 at 10:30 a.m. Eastern
Where:	http://www.garmin.com/aboutGarmin/invRelations/irCalendar.html
How:	Simply log on to the web at the address above or call to listen in at 855-757-3897

An archive of the live webcast will be available until June 24, 2015 on the Garmin website at www.garmin.com. To access the replay, click on the Investor Relations link and click over to the Events Calendar page.

This release includes projections and other forward-looking statements regarding Garmin Ltd. and its business. Any statements regarding the Company’s estimated earnings and revenue for fiscal 2015, the Company’s expected segment revenue growth rate, margins, new products to be introduced in 2015 and the Company’s plans and objectives are forward-looking statements. The forward-looking events and circumstances discussed in this release may not occur and actual results could differ materially as a result of risk factors affecting Garmin, including, but not limited to, the risk factors that are described in the Annual Report on Form 10-K for the year ended December 27, 2014 filed by Garmin with the Securities and Exchange Commission (Commission file number 0-31983). A copy of Garmin’s 2013 Form 10-K can be downloaded from http://www.garmin.com/aboutGarmin/invRelations/finReports.html.

Garmin, fēnix, Forerunner and VIRB are registered trademarks and vívofit, vívoactive, Vector and nüvicam are trademarks of Garmin Ltd. or its subsidiaries. All other brands, product names, company names, trademarks and service marks are the properties of their respective owners. All rights reserved.

Investor Relations Contact:	Media Relations Contact:
Kerri Thurston	Ted Gartner
913/397-8200	913/397-8200
investor.relations@garmin.com	media.relations@garmin.com

Garmin Ltd. And Subsidiaries

Condensed Consolidated Statements of Income (Unaudited)

(In thousands, except per share information)

	13-Weeks Ended
	March 28,	March 29,
	2015	2014
Net sales	$585,394	$583,221

Cost of goods sold	241,272	252,387

Gross profit	344,122	330,834

Advertising expense	27,672	24,428
Selling, general and administrative expense	98,750	89,873
Research and development expense	106,002	96,164
Total operating expense	232,424	210,465

Operating income	111,698	120,369

Other income (expense):
Interest income	8,024	9,768
Foreign currency gains (losses)	(44,264)	12,814
Other	738	(484)
Total other income (expense)	(35,502)	22,098

Income before income taxes	76,196	142,467

Income tax provision	9,403	23,649

Net income	$66,793	$118,818

Net income per share:
Basic	$0.35	$0.61
Diluted	$0.35	$0.61

Weighted average common shares outstanding:
Basic	191,762	195,090
Diluted	192,341	195,860

Part I - Financial Information

Item I - Condensed Consolidated Financial Statements

Garmin Ltd. And Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands, except per share information)

	(Unaudited)
	March 28,	December 27,
	2015	2014
Assets
Current assets:
Cash and cash equivalents	$1,171,388	$1,196,268
Marketable securities	270,212	167,989
Accounts receivable, net	425,650	570,191
Inventories, net	470,444	420,475
Deferred income taxes	56,165	56,102
Deferred costs	48,824	51,336
Prepaid expenses and other current assets	57,624	48,615
Total current assets	2,500,307	2,510,976

Property and equipment, net	436,104	430,887

Marketable securities	1,259,102	1,407,344
Restricted cash	313	308
Noncurrent deferred income tax	66,664	67,712
Noncurrent deferred costs	32,142	36,140
Intangible assets, net	224,381	218,083
Other assets	24,266	21,853
Total assets	$4,543,279	$4,693,303

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$125,745	$149,094
Salaries and benefits payable	63,775	62,764
Accrued warranty costs	23,866	27,609
Accrued sales program costs	37,049	58,934
Deferred revenue	185,899	203,598
Accrued royalty costs	5,811	51,889
Accrued advertising expense	17,190	26,334
Other accrued expenses	68,998	67,780
Deferred income taxes	13,370	17,673
Income taxes payable	190,594	182,260
Dividend payable	91,964	185,326
Total current liabilities	824,261	1,033,261

Deferred income taxes	39,448	39,497
Non-current income taxes	78,663	80,611
Non-current deferred revenue	121,906	135,130
Other liabilities	1,371	1,437

Stockholders' equity:
Shares, CHF 10 par value, 208,077 shares authorized and issued; 191,520 shares outstanding at March 28, 2015 and 191,815 shares outstanding at December 27, 2014	1,797,435	1,797,435
Additional paid-in capital	80,598	73,521
Treasury stock	(345,143)	(330,132)
Retained earnings	1,928,165	1,859,972
Accumulated other comprehensive income	16,575	2,571
Total stockholders' equity	3,477,630	3,403,367
Total liabilities and stockholders' equity	$4,543,279	$4,693,303

Garmin Ltd. And Subsidiaries

Condensed Consolidated Statements of Cash Flows (Unaudited)

(In thousands)

	13-Weeks Ended
	March 28,	March 29,
	2015	2014
Operating Activities:
Net income	$66,793	$118,818
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	12,280	11,672
Amortization	6,584	6,740
Gain (loss) on sale of property and equipment	24	(617)
Provision for doubtful accounts	(1,080)	(189)
Deferred income taxes	(3,647)	5,942
Unrealized foreign currency loss (gain)	47,877	(15,334)
Provision for obsolete and slow moving inventories	4,344	3,384
Stock compensation expense	7,769	6,325
Realized (gain) loss on marketable securities	(340)	1,544
Changes in operating assets and liabilities:
Accounts receivable	129,448	137,198
Inventories	(56,897)	(64,083)
Other current and non-current assets	(11,537)	(1,591)
Accounts payable	(25,957)	(20,411)
Other current and non-current liabilities	(73,408)	(80,011)
Deferred revenue	(29,870)	(45,290)
Deferred cost	6,470	8,129
Income taxes payable	2,802	(1,053)
Net cash provided by operating activities	81,655	71,173

Investing activities:
Purchases of property and equipment	(18,143)	(15,537)
Proceeds from sale of property and equipment	664	609
Purchase of intangible assets	(717)	(1,111)
Purchase of marketable securities	(254,741)	(298,695)
Redemption of marketable securities	308,751	223,786
Proceeds from repayment on loan receivable	0	94,507
Change in restricted cash	(5)	3
Acquisitions, net of cash acquired	(12,632)	0
Net cash provided by investing activities	23,177	3,562

Financing activities:
Dividends paid	(91,964)	(87,853)
Purchase of treasury stock under share repurchase plan	(16,260)	(32,986)
Purchase of treasury stock related to equity awards	(89)	(58)
Proceeds from issuance of treasury stock related to equity awards	246	1,107
Tax benefit from issuance of equity awards	399	2,199
Net cash used in financing activities	(107,668)	(117,591)

Effect of exchange rate changes on cash and cash equivalents	(22,044)	398

Net decrease in cash and cash equivalents	(24,880)	(42,458)
Cash and cash equivalents at beginning of period	1,196,268	1,179,149
Cash and cash equivalents at end of period	$1,171,388	$1,136,691

Garmin Ltd. And Subsidiaries

Net Sales, Gross Profit, and Operating Income by Segment (Unaudited)

	Reporting Segments
	Outdoor	Fitness	Marine	Auto	Aviation	Total

13-Weeks Ended March 28, 2015

Net sales	$75,915	$130,994	$64,297	$216,126	$98,062	$585,394
Gross profit	$50,220	$83,075	$35,513	$103,803	$71,511	$344,122
Operating income	$23,834	$34,638	$4,566	$22,480	$26,180	$111,698

13-Weeks Ended March 29, 2014

Net sales	$83,985	$100,288	$60,002	$242,952	$95,994	$583,221
Gross profit	$50,910	$64,085	$31,053	$113,791	$70,995	$330,834
Operating income	$23,683	$33,512	$3,810	$30,564	$28,800	$120,369

Garmin Ltd. And Subsidiaries

Net Sales by Geography (Unaudited)

	13-Weeks Ended
	March 28,	March 29,	Yr over Yr
	2015	2014	Change
Net sales	$585,394	$583,221	0%
Americas	305,261	304,808	0%
EMEA	208,351	220,603	-6%
APAC	71,782	57,810	24%

EMEA - Europe, Middle East and Africa; APAC - Asia Pacific

Non-GAAP Financial Information

Pro Forma net income (earnings) per share

Management believes that net income per share before the impact of foreign currency translation gain or loss and income tax adjustments that materially impact the effective tax rate, as discussed below, is an important measure. The majority of the Company’s consolidated foreign currency gain or loss result from transactions involving the Euro, the British Pound Sterling and the Taiwan Dollar and from the exchange rate impact of the significant cash and marketable securities, receivables and payables held in a currency other than the functional currency at one of the Company’s subsidiaries. However, there is minimal cash impact from such foreign currency gain or loss. The Company’s income tax expense is periodically impacted by material net releases of reserves primarily related to completion of audits and/or the expiration of statutes effecting prior periods. Thus, reported income tax expense is not reflective of the income tax expense that is incurred related to the current period earnings. The net release of other uncertain tax position reserves, amounting to approximately $5 million and $6 million in first quarter 2015 and 2014, respectively, have not been included as pro forma adjustments in the following presentation of pro forma net income as such amounts have been considered immaterial, tend to be more recurring in nature and are comparable between periods. Accordingly, earnings per share before the impact of foreign currency translation gain or loss and income tax adjustments that materially impact the effective tax rate permits a consistent comparison of the Company’s operating performance between periods.

Garmin Ltd. And Subsidiaries

Net income per share (Pro Forma)

(in thousands, except per share information)

	13-Weeks Ended
	March 28,	March 29,
	2015	2014

Net Income (GAAP)	$66,793	$118,818
Foreign currency (gain) / loss, net of tax effects	$38,801	$(10,687)
Net income (Pro Forma)	$105,594	$108,131

Net income per share (GAAP):
Basic	$0.35	$0.61
Diluted	$0.35	$0.61

Net income per share (Pro Forma):
Basic	$0.55	$0.55
Diluted	$0.55	$0.55

Weighted average common shares outstanding:
Basic	191,762	195,090
Diluted	192,341	195,860

Free cash flow

Management believes that free cash flow is an important financial measure because it represents the amount of cash provided by operations that is available for investing and defines it as operating cash flow plus one-time cash payments associated with our inter-company restructuring less capital expenditures for property and equipment.

Garmin Ltd. And Subsidiaries

Free Cash Flow

(in thousands)

	13-Weeks Ended
	March 28,	March 29,
	2015	2014

Net cash provided by operating activities	$81,655	$71,173
Less: purchases of property and equipment	$(18,143)	$(15,537)
Free Cash Flow	$63,512	$55,636